                                                                    EXHIBIT 12.1

                        FEDERATED DEPARTMENT STORES, INC.
        COMPUTATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES(a)
                        (IN MILLIONS, EXCEPT RATIO DATA)

                                              39 Weeks    Fiscal Year    Fiscal Year   Fiscal Year   Fiscal Year  Fiscal Year
                                                Ended        Ended          Ended         Ended         Ended        Ended
                                               11/3/01       2/3/01        1/29/00       1/30/99       1/31/98       2/1/97
                                              --------    -----------    -----------   -----------   -----------  -----------

Income before income taxes and
  extraordinary items ....................     $  237        $  113        $1,346        $1,163        $  958        $  441
Add: Portion of rents representative
  of the interest factor .................         95           132           118           113           120           117
    Interest Expense .....................        303           444           368           304           418           499
                                               ------        ------        ------        ------        ------        ------
Adjusted Income ..........................     $  635        $  689        $1,832        $1,580        $1,496        $1,057
                                               ======        ======        ======        ======        ======        ======

Fixed Charges:
    Interest Expense .....................     $  303        $  444        $  368        $  304        $  418        $  499
    Capitalized Interest .................          3             3             3             3             2             1
    Portion of rents representative of
      the interest factor ................         95           132           118           113           120           117
                                               ------        ------        ------        ------        ------        ------
Total Fixed Charges ......................     $  401        $  579        $  489        $  420        $  540        $  617
                                               ======        ======        ======        ======        ======        ======

Ratio of earnings to fixed charges .......       1.6x          1.2x          3.7x          3.8x          2.8x          1.7x

----------

     (a) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges (excluding interest capitalized). Fixed charges represent interest incurred, amortization of debt expenses, and that portion of rental expenses on operating leases deemed to be the equivalent of interest.